UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OURPET’S COMPANY

(Exact name of registrant as specified in its charter)

Colorado	34-1480558
(State of incorporation)	(I.R.S. Employer Identification No.)

1300 East Street, Fairport Harbor, OH	44077
(Address of Principal Executive Offices)	(Zip Code)

1999 Stock Option Plan

(Full Title of the Plan)

Steven Tsengas

Chairman, President and CEO

OurPet’s Company

1300 East Street

Fairport Harbor, Ohio 44077

(440) 354-6500

(Name, address, telephone number, including area code of agent for service)

Copy to:

Connie S. Carr, Esq.

Kohrman Jackson & Krantz P.L.L.

1375 East 9th Street, 20th Floor

Cleveland, Ohio 44114

216-696-8700

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, without par value	333,500 shares	$1.43(2)	$476,905
Common Stock, without par value	18,500 shares (3)	$0.21	$3,885
Common Stock, without par value	4,000 shares (3)	$0.45	$1,800
Common Stock, without par value	300,000 shares (3)	$0.35	$105,000
Common Stock, without par value	25,500 shares (3)	$0.27	$6,885
Common Stock, without par value	405,000 shares (3)	$0.29	$117,450
Common Stock, without par value	25,000 shares (3)	$0.26	$6,500
Common Stock, without par value	20,000 shares (3)	$0.29	$5,800
Common Stock, without par value	25,000 shares (3)	$0.30	$7,500
Common Stock, without par value	1,000 shares (3)	$0.36	$360
Common Stock, without par value	20,000 shares (3)	$0.45	$9,000
Common Stock, without par value	10,000 shares (3)	$0.46	$4,600
Common Stock, without par value	1,000 shares (3)	$0.65	$650
Common Stock, without par value	500 shares (3)	$0.50	$250
Common Stock, without par value	95,000 shares (3)	$0.53	$50,350
Common Stock, without par value	15,000 shares (3)	$0.46	$6,900
Common Stock, without par value	15,000 shares (3)	$1.05	$15,750
Common Stock, without par value	10,000 shares (3)	$0.85	$8,500
Common Stock, without par value	16,000 shares (3)	$1.24	$19,840
Total	1,340,000 shares		$847,925.00	$26.03

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this registration statement shall cover any additional shares of common stock which become issuable under the plan set forth herein by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of outstanding shares of common stock of the Company.
(2)	Estimated solely for the purpose of computing the registration fee upon the basis of fluctuating market prices pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price was determined by averaging the high and low prices of the Company’s shares of common stock, as reported on the OTC Bulletin Board on August 17, 2007.
(3)	Options to purchase shares of common stock issued under the 1999 Stock Option Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I is included in documents sent or given to participants in the 1999 Stock Option Plan of OurPet’s Company (the “Plan”) pursuant to Rule 428(b)(1) issued by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by OurPet’s Company, a Colorado corporation (the “Company”), with the Commission are hereby incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006;

(b)	The Company’s Proxy Statement filed with the Commission on April 9, 2007

(c)	The Company’s Quarterly Reports on Form 10-QSB for the periods ended March 31, 2007 and June 30, 2007;

(d)	The Company’s Current Reports on Form 8-K dated July 26, 2007, April 30, 2007 and March 28, 2007;

(e)	The description of the Company’s Common Stock contained in its Registration Statement on Form 10-SB dated August 8, 2000 (File No. 000-31279), as amended, filed with the Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(f)	All reports and documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates all securities offered have been sold or that deregisters all securities then remaining unsold.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Certain provisions of the Colorado Business Corporation Act, the Company’s Articles of Incorporation, as amended, the Company’s Bylaws, the Indemnification Agreement between the Company and each director, and certain other contracts provide that in certain cases, officers and directors of the Company will be indemnified by the Company against certain costs, expenses and liabilities which such officer or director may incur in his or her capacity as such.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	1999 Stock Option Plan of OurPet’s Company (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form 10-SB/A filed on May 31, 2001 with the Securities and Exchange Commission)

5.1	Opinion of Kohrman Jackson & Krantz P.L.L.

23.1	Consent of S. R. Snodgrass, A. C.

23.2	Consent of Kohrman Jackson & Krantz P.L.L. (contained in its opinion filed as Exhibit 5.1)

24.1	Reference is made to the Signatures section of this Registration Statement for the Power of Attorney contained therein

Item 9.	Undertakings.

(a)	The Company hereby undertakes:

(1) To include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the Company under the Securities Act to any purchaser in the initial distribution of the securities, the Company undertakes that in a primary offering of securities of the Company pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Company will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the Company relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the Company or used or referred to by the Company;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the Company or its securities provided by or on behalf of the Company; and

(iv) Any other communication that is an offer in the offering made by the Company to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairport Harbor, State of Ohio, on August 22, 2007.

OurPet’s Company

By:	/s/ Steven Tsengas
Steven Tsengas, Chairman, President and CEO

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Connie S. Carr his true and lawful attorney-in-fact, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Steven Tsengas Steven Tsengas	Chairman, President and CEO (Principal Executive Officer)	August 22, 2007

/s/ John G. Murchie John G. Murchie	Vice President, Treasurer and Controller (Principal Financial and Accounting Officer)	August 22, 2007

/s/ Joseph T. Aveni	Director	August 22, 2007
Joseph T. Aveni

/s/ William M. Fraser	Director	August 22, 2007
William M. Fraser

/s/ James D. Ireland III	Director	August 22, 2007
James D. Ireland III

/s/ John Spirk	Director	August 22, 2007
John Spirk

EXHIBIT INDEX

4.1	1999 Stock Option Plan of OurPet’s Company (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form 10-SB/A filed on May 31, 2001 with the Securities and Exchange Commission)

5.1	Opinion of Kohrman Jackson & Krantz P.L.L.

23.1	Consent of S. R. Snodgrass, A. C.

23.2	Consent of Kohrman Jackson & Krantz P.L.L. (contained in its opinion filed as Exhibit 5.1)

24.1	Reference is made to the Signatures section of this Registration Statement for the Power of Attorney contained therein